Exhibit 99.3

American Medical Systems 10700 Bren Road West Minnetonka, MN 55343 USA	Phone: 952-930-6000 Fax: 952-930-6157
May 26, 2011

To:	Holders of American Medical Systems Holdings, Inc. 4.00% Convertible Senior Subordinated Notes due 2041

and

U.S. Bank National Association 60 Livingston Avenue St. Paul MN 55107 Attention: Raymond Haverstock, Corporate Trust Services

Re:	Notice of Anticipated Merger Effective Date
     Reference is hereby made to the Indenture, dated as of September 21, 2009 (the “Indenture”), between American Medical Systems Holdings, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors party thereto, as guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), relating to the Company’s 4.00% Convertible Senior Subordinated Notes due 2041 (CUSIP No. 02744MAB4) (the “2041 Notes”). Capitalized terms used but not defined in this notice shall have the meanings ascribed to such terms in the Indenture. A copy of the Indenture was included as an exhibit to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on September 22, 2009, which is available on the SEC’s website at www.sec.gov.
     On April 10, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”), and NIKA Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Endo (“Merger Sub”). The Company and Endo issued a press release publicly announcing execution of the Merger Agreement on April 11, 2011, and included a copy of this press release and the Merger Agreement as exhibits to the Company’s Current Report on Form 8-K, filed with the SEC on April 12, 2011. On May 10, 2011, the Company filed a definitive proxy statement with respect to the special meeting of the Company’s stockholders to be held to adopt the Merger Agreement and announced that the special meeting would be held on June 15, 2011.
     Pursuant and subject to the Merger Agreement, the Company has agreed that Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”). At the effective time of the Merger, each issued and outstanding share of common stock of the Company (the “Common Stock”), other than certain shares held directly or indirectly by the Company or Endo or by stockholders who properly exercise appraisal rights under Delaware law, will be converted into and represent solely the right to receive $30.00 in cash, without interest (the “Merger Consideration”), and less any applicable withholding taxes.
     In accordance with Section 11.10 of the Indenture, notice is hereby given as to the expected effective date of the Merger and the expected date as of which the Company’s stockholders shall be entitled to exchange their shares of Common Stock for the Merger Consideration. Completion of the Merger remains subject to customary closing conditions, including the adoption of the Merger Agreement by the stockholders of the Company. Subject to the satisfaction of these closing conditions, the Company expects that the Merger will be completed on or about June 17, 2011. The Company expects that its stockholders will be entitled to exchange their shares of Common Stock for the Merger Consideration upon completion of the Merger.